Exhibit 10.24

Confidential Offer Letter

January 30, 2015

Paul Brannelly

***

Dear Paul,

Collegium Pharmaceutical, Inc. is very pleased to present you with the following offer to join our organization.  This letter outlines our offer as described below.  We consider this position to be very important to our Company’s success.  As we continue to grow, we believe this position will offer you the opportunity for professional growth while allowing you to make contributions which will further the Company’s goals.

Position Title:		EVP & Chief Financial Officer

Responsibilities:

	•	Direct and oversee all aspects of the Finance & Accounting functions of the organization.
	•	Direct and oversee all aspects of Human Resources, IT and Investor Relations functions of the organization.
	•	Provide leadership in the development for the continuous evaluation of short and long-term strategic financial objectives.
	•	Coordinate the development and monitoring of budgets.
	•	Develop financial business plans and forecasts and evaluate and advise on the impact of long range planning, introduction of new programs/ strategies and regulatory action.
	•	Ensure that effective internal controls are in place and ensure compliance with GAAP and applicable federal, state and local regulatory laws and rules for financial and tax reporting.
	•	Represent the company to financial partners, including financial institutions, investors, foundation executives, auditors, public officials, etc.
	•	Coordinate audits and proper filing of tax returns.

Reporting to:		Michael Heffernan, President & CEO

Compensation:		Starting annual salary of $300,000 (paid bi-weekly)

Bonus:		Eligible to receive up to 35% of base salary upon achieving agreed upon performance objectives. You will eligible for participation in 2015 bonus program

780 Dedham Street, Suite 800  •  Canton, MA  •  02021    |  tel 781.713.3600    |  fax 781.828.4697    |

Stock Options:	You will be granted an option to purchase 500,000 shares at fair market value. A copy of the Company’s Stock Option Plan will be provided to you.

Stock Repurchase
Agreement:	A mutually agreeable stock repurchase agreement will be implemented.

Benefits:	Vacation/Sick Time — You will be entitled to four (4) weeks of accrued vacation & sick time per year.

Health & Dental Insurance — You will have the opportunity to participate in the Company’s group health insurance (BCBS of Massachusetts) and dental insurance (Delta Dental) plans as well as an HSA (Health Savings Account).

401K Plan — The Company offers a 401(k) plan in which you will be eligible to participate upon completion of three (3) full calendar months of employment.

Group Life, STD & LTD Insurance — Per the company plan, currently at no cost to the employee.

Start Date:	February 4, 2015

The Company requires that you execute our standard Employee Confidentiality and Inventions Agreement and comply with all Federal and State employment laws and regulations. All company employment offers are subject to a standard 90-day probationary period.

If the terms of this offer are acceptable, please indicate by signing and returning this letter to me.  Please feel free to contact me if you have any questions.  We look forward to having you join our team.

Best Regards,

Michael T. Heffernan

President & CEO

/s/ Michael Heffernan	Accepted by:	/s/ Paul Brannelly
Authorized Signature
	Date:	2/4/2015